15632 Roxford Street Sylmar, CA 91342-1265 818-986-0000 818-833-1342 fax www.QPClasers.com

FOR IMMEDIATE RELEASE:
November 30, 2007

QPC Announces $12 Million Development and
Production Order for Laser Television Applications

Exclusive Arrangement with Consumer Electronics Manufacturer For
BrightLase® Lasers for Use in DLP and LCOS, Rear Projection TVs;
Initial Production Order Valued at $11 Million Over 3 Years

SYLMAR, CA, November 30, 2007 - QPC Lasers, Inc.  (OTCBB: QPCI) “QPC,” a world leader in the development and commercialization of high brightness, high power semiconductor lasers for the consumer, industrial, defense, and medical markets, today announced that it has won a major contract to develop and deliver lasers to be used in rear projection televisions based on DLP and LCOS technologies. The order for QPC’s proprietary BrightLase® semiconductor lasers comes from an international manufacturer of consumer electronics. The contract also provides for an exclusive supply relationship that, depending on the size of the rear projection TV market, carries a value of up to $230 million over the 10 year term of the contract.

“This contract marks the successful expansion of QPC’s technology into the large and growing market for visible wavelength technology,” said QPC co-founder and CEO Dr. Jeffrey Ungar. “Utilizing our high powered, compact, and cost effective semiconductor laser technology, these rear projection laser televisions will offer a dramatically improved viewing experience compared to other older and/or more expensive technologies available today such as those based on lamps, plasma, LCDs, and conventional cathode ray tubes. Consumers should enjoy substantially more vibrant, life-like colors with the high resolution and wide viewing angles from a lightweight, less expensive, slimmer profile unit.”

“Major consumer electronics manufacturers such as Sony Corp. and Mitsubishi have exhibited laser TV prototypes in the recent past, however, we are not aware of any Laser TV’s that are currently available for consumer purchase. We believe that QPC’s laser technology should enable a more rapid ramp to production and availability to consumers,” said Dr. Paul Rudy, QPC’s Senior VP of Marketing & Sales.

15632 Roxford Street Sylmar, CA 91342-1265 818-986-0000 818-833-1342 fax www.QPClasers.com

“This contract award not only signals QPC’s entry into the multi-billion dollar high growth consumer electronics sector for Laser TV, but opens up numerous possibilities for utilization in a wide variety of display applications including miniature mobile projectors for mobile phones, PDAs, and laptops, along with displays for automobiles and cockpits. Our technology offers high-speed direct modulation, low power consumption, and low cost in high volume production. We believe that QPC can become a leader in providing lasers for a new generation of consumer electronics displays, and are committed to realizing this vision,” added Dr. Ungar.

Pursuant to the contract, QPC expects to receive development milestone payments of up to $1,150,000 over the next 90 days. QPC also received an order that becomes non-cancellable once product specifications have been met, totaling approximately $11,000,000 for products to be delivered through June 2011.
“We anticipate recognizing initial milestone revenues from this contract in the fourth quarter of this year, and expect deliveries under the $11 million purchase order to be spread out over the next three years,” said George Lintz, QPC co-founder and CFO.

“QPC’s BrightLase® semiconductor lasers offer an ideal solution because of the high power achievable in a single beam from a tiny, energy efficient, low cost chip,” Dr. Ungar noted. “QPC’s compact and efficient laser design offers a replacement to the expensive, short lived, and inefficient UHP lamps that are common engines in conventional display technology. While LED’s have also been used for this application, we believe lasers offer higher brightness and improved energy efficiency. Alternative laser approaches based on conventional multi-stage lasers and lower power multiple beam diode lasers are also costly, inefficient, and difficult to manufacture in high volume.”

QPC previously demonstrated its green laser based on frequency doubling of its proprietary BrightLase® single-mode laser technology. [See prior announcement, September 18, 2007.] BrightLase® single-mode lasers produce single frequency output powers exceeding 8 Watts continuous wave and peak conversion efficiencies greater than 50% in the near infrared. For high reliability, these products are assembled using state-of-the-art hard-solder processes and thermally expansion-matched mounts. For more information, on BrightLase® technology, see www.QPClasers.com.

15632 Roxford Street Sylmar, CA 91342-1265 818-986-0000 818-833-1342 fax www.QPClasers.com

Forward Looking Statements
This release contains forward looking statements about our future prospects that reflect the current expectations of the Company's management. These expectations are based upon information currently available to Company management, as well as management’s estimates and assumptions regarding future events. The words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions identify forward looking statements. Such forward looking statements are subject to risks, uncertainties, assumptions and other factors that could cause the Company’s actual results to differ materially from those expressed in the forward looking statements. Our expectations with respect to the contract discussed in this release could be materially affected by (i) our inability to develop products that conform to agreed specifications, (ii) unexpected delays encountered in the development and production of the lasers which are the subject of this contract, (iii) the development of competing products or technologies which provide superior performance to our products, (iv) challenges to our intellectual property rights as they relate to the products covered by this contract, (v) cancellation of outstanding purchase orders, (vi) difficulties encountered in ramping up production to meet the purchase orders received under this contract and (vii) unexpected financial difficulties encountered by the counterparty to the contract. For more detailed information about the risk factors which affect our business operations and future prospects, see the section entitled “Risk Factors” in our reports filed with the Securities and Exchange Commission, including our report on Form 10-QSB for the period ended September 30, 2007.

About QPC Lasers, Inc.
QPC Lasers, Inc. (www.QPClasers.com) is a world leader in the development and commercialization of high-brightness, high-power semiconductor lasers for the defense, homeland security, industrial, and medical markets. Founded in the year 2000, QPC is vertically integrated from epitaxy through packaging and performs all critical fabrication processes at its state-of-the-art high-technology facility in the Los Angeles suburb of Sylmar, CA. QPC is a publicly traded U.S. company (OTCBB: QPCI) and is ISO certified.

Contact Investor Relations:
MKR Group, Inc.
Marie Dagresto or Todd Kehrli
323-468-2300
QPCI@mkr-group.com

Contact QPC Lasers, Inc.
818-986-0000
info@QPClasers.com
www.QPClasers.com
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